EXHIBIT 10.4


                               PURCHASE AGREEMENT


         THIS AGREEMENT is made as of June 25, 1999, by RESEARCH, INCORPORATED, a Minnesota corporation ("Seller") and CONTINENTAL PROPERTY GROUP, INC., a Minnesota corporation, or its assigns ("Buyer").

RECITALS:

         Seller is the fee owner of (a) approximately 11.1 acres of land situated in Hennepin County, Minnesota, with an address of 6425 Flying Cloud Drive, Eden Prairie, Minnesota 55344, as legally described on Exhibit A attached and depicted on Exhibit B attached (the "Land") and (b) a building which the parties agree for purposes of this Agreement is agreed to be 90,000 square feet in size and is located on the Land (the "Building"). The Land and Building are collectively described in this Agreement as the "Property". The parties agree that the Property does not include trade fixtures and equipment used in connection with Seller's business operations upon the Property, including without limitation moveable wall partitions and moveable work stations located in the Building, whether or not any of the same are affixed to floors, walls or ceilings of the Building at this time.

         Buyer desires to purchase the Property and Seller desires to sell the Property pursuant to the terms of this Agreement.

         NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller agrees to sell the Property and Buyer agrees to purchase the Property, upon the following conditions:

         1. Purchase Price. The purchase price to be paid by Buyer (the "Purchase Price") shall be Three Million Six Hundred Fifty Thousand and no/100 Dollars ($3,650,000.00).

         2. Payment of the Purchase Price. The Purchase Price, subject to those adjustments, prorations and credits described in this Agreement, shall be paid as follows:

                  2.1 Earnest Money. One Hundred Thousand Dollars ($100,000), to be deposited within twenty-four (24) hours of the date upon which Seller and Buyer shall have executed this Agreement (the "Execution Date") with Old Republic National Title Insurance Company ("Title") in an interest bearing account, with interest accruing to the benefit of the Buyer (except where specifically stated to the contrary in this Agreement). Buyer shall pay all costs of establishing and maintaining the earnest money account described in this Section 2.1.

                  2.2 Payment at Closing. Three Million Five Hundred Fifty Thousand and no/100 Dollars ($3,550,000.00 shall be paid in cash or certified funds at Closing.

         3. Closing. The closing of the transaction contemplated by this Agreement ("Closing") shall take place on a mutually agreeable date not later than August 24, 1999 (the "Closing Date"). The Closing shall take place in

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the office of Title Company. Seller and Buyer shall each pay one-half (1/2) of any closing fee charged by Title to close the transaction.

         4. Real Estate Taxes and Special Assessments. At Closing, the Purchase Price shall be adjusted as follows:

                  4.1 Taxes. All real property taxes which have become a lien on the Property and which are due and payable prior to the year in which Closing occurs, shall be paid by Seller at or prior to Closing. All real property taxes which have become a lien on the Property and which are due and payable in the year in which Closing occurs, shall be prorated to the Closing Date and Buyer shall reimburse Seller for any prepaid amounts at Closing.

                  4.2 Assessments. All charges for improvements or services already made to or which benefit the Property, and all levied and pending assessments (general or special) arising out of or in connection with any assessment district created or confirmed prior to the Closing Date shall be paid in full by Seller at Closing.

         5. Examination of Title. Within a reasonable time following the Execution Date, Seller shall furnish to Buyer a commitment for an Owner's Policy of Title Insurance (ALTA Form B-1992) for the Property issued by Title (the "Commitment"). The Commitment shall (a) bear the most recent date available given the records of the Hennepin County Registrar of Titles; (b) include the most available legible copies of all documents, maps or plats set forth in the Commitment as affecting the Property; and (c) identify the Property and easements appurtenant thereto. Seller shall pay the cost of obtaining the Commitment.

                  5.1 Additional Commitment Options. At Buyer's option and cost, the Commitment shall be revised to include (a) the zoning classification of the Property and (b) confirmation that the Property abuts the public street(s) immediately adjacent to the Property and has direct and valid access to the same (the "Additional Commitment Options"). The provision of the Additional Commitment Options shall not extend the time period for Buyer's examination of title as described in
         Section 5.2 of this Agreement. If the Additional Commitment Options are not available, Buyer may terminate this Agreement within ten (10) days of Title's informing Buyer that the Additional Commitment Options are not available, which termination shall be made by written notice delivered to Seller on or before such tenth (10th) day, in which event, the Earnest Money and all accrued interest shall be returned to Buyer and this Agreement shall be null and void and neither party shall thereafter be obligated pursuant to this Agreement.

                  5.2 Objections to Title. Buyer shall be allowed twenty (20) days after receipt of the Commitment by Buyer for examination of said title and the making of any objections, said objections to be made in writing or deemed to be waived. Buyer agrees that the encumbrances described on Exhibit C (the "Permitted Encumbrances") are not, and will not be raised as, objections to title.

                  5.3 Correction of Title. If any objections are so made, Seller shall be allowed sixty (60) days from the date of receipt of said objections to make such title marketable. Pending correction of title,

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         the Closing shall be postponed, if necessary, but upon correction of title and within ten (10) days after written notice, the parties shall complete this transaction according to its terms.

                  5.4 Default. If title is not marketable and is not made so within said sixty (60) days or if Seller shall otherwise default pursuant to this Agreement and such failure or refusal to perform continues for a period of ten (10) days following written notice from Buyer to Seller, then Buyer may (a) terminate this Agreement and the Earnest Money and all accrued interest shall be refunded to Buyer or
         (b) enforce the specific performance of this Agreement, provided action to enforce the specific performance of this Agreement shall be commenced within six (6) months after such right of action shall arise. If the title to the Property shall be made marketable and Buyer shall fail to close this transaction pursuant to this Agreement, then and in that case upon ten (10) days written notice to Buyer, Seller may terminate this Agreement and, in that event, the Earnest Money and all accrued interest shall be released to Seller as liquidated damages, time being of the essence hereof. Alternatively, following the expiration of said ten (10) days, Seller may enforce specific performance of Buyer's obligations pursuant to this Agreement, provided that such action be commenced within six (6) months after such right of action shall arise.

                  5.5 Expense of Enforcement. If either party brings an action at law or in equity to enforce or interpret this Agreement, the prevailing party in such action shall be entitled to recover reasonable attorney's fees and court costs in addition to any other remedy granted.

         6. Seller's Closing Documents. At the Closing, Seller shall execute and/or deliver to Buyer the following (collectively, "Seller's Closing Documents"):

                  6.1 Deed. A Warranty Deed, in recordable form reasonably satisfactory to Buyer, conveying the Real Property to Buyer, free and clear of all encumbrances, except the Permitted Encumbrances.

                  6.2 Seller's Affidavit. An Affidavit of Seller in the standard Minnesota form.

                  6.3 FIRPTA Affidavit. A non-foreign affidavit, properly executed and in recordable form, containing such information as is required by IRC Section 1445(b)(2) and its regulations.

                  6.4 Owner's Duplicate Certificates of Title. The owner's duplicate certificates of title regarding the Land.

                  6.5 Other Documents. Any other documents reasonably requested by Title to confirm the authority of Seller to consummate this transaction or to permit Title to issue to Buyer, upon completion of the Closing, an Owner's Title Insurance Policy in an amount equal to the Purchase Price, subject only to (a) the Permitted Encumbrances and
         (b) those other matters shown on the Commitment which were approved by Buyer, provided however that this Section 6.5 shall not be construed to obligate Seller to provide any indemnity or to pay any sums not otherwise required to be paid by Seller pursuant to this Agreement.

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                  6.6 Seller Lease. The lease by Seller of the Property
         effective as of the Closing, in the form attached as Exhibit D (the "Seller Lease"), which Buyer shall also execute at Closing.

         7. Contingencies. The parties acknowledge that, pursuant to the Seller Lease, following the Closing the Property will be used for the same use as the Property has been used during Seller's ownership of the Property (the "Continued Use"). Unless waived by Buyer (or Seller, as the case may be, as to each stated contingency) in writing, the parties' obligations to sell and to purchase the Property shall be subject to (a) performance of the other party's obligations hereunder, (b) the continued accuracy of Seller's representations and warranties set forth in Section 9 of this Agreement, (c) Buyer's satisfaction, in Buyer's sole discretion, as to those contingencies described in this Section 7 which benefit Buyer, and (d) Seller's satisfaction as to the contingency described in
Section 7.5, which contingency benefits Seller.

                  7.1 Utilities. On or before the Contingency Date, Buyer shall have satisfied itself, in Buyer's sole discretion, that water and gas mains, electric power lines and sanitary and storm sewers are available to the Property and adequate for the Continued Use.

                  7.2 Hazardous Substances. On or before the Contingency Date, Buyer shall have satisfied itself, in its sole discretion, that the soils on the Property are free from hazardous substances, wastes, pollutants and other contaminants.

                  7.3 Survey. On or before the Contingency Date, Buyer shall have received from Seller an ALTA survey, certified to the Buyer and the Title Company bearing the legal description of the Property, and showing the area, dimensions and location of the Property, the location of all improvements and encroachments, the location of any recorded easements, which survey shall be prepared at Seller's sole cost and expense. On or before the Contingency Date, Buyer shall have satisfied itself, in its sole discretion, that the survey does not disclose any condition rendering the Property unusable for the Continued Use.

                  7.4 Zoning. On or before the Contingency Date, Buyer shall have satisfied itself that the Property is properly zoned for the Continued Use.

                  7.5 Contingency Date. The "Contingency Date" for this Agreement is agreed to be July 26, 1999.

                  7.6 Exercise of Contingencies. Both parties hereby reserve the right to waive performance of any or all of the contingencies which benefit such party by written notice executed and delivered to the other party, which notice shall be received by the other as of the Contingency Date, and, in such event, this Agreement shall be terminated. If neither party provides the other party with written notice of the failure of any condition as of the Contingency Date, said condition shall be deemed waived and the parties shall proceed to consummate the Closing. In the event of termination due to the failure of any condition pursuant to this Section 7, the Earnest Money and all accrued interest shall be returned to Buyer.

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                  7.7 Seller's Cooperation. Except as otherwise specifically provided, all of the above contingencies shall be undertaken at Buyer's sole cost and expense, provided, however, that Seller shall reasonably cooperate with Buyer's efforts to complete said contingencies, said cooperation to include without limitation, Seller's assistance in obtaining appropriate zoning and governmental permits.

         8. Inspection. From and after the date of this Agreement, Buyer and Buyer's representatives, at Buyer's sole cost and expense, shall have the right to enter upon the Property for the purposes of viewing the Property, performing a Phase I environmental audit of the Property and making such other physical inspection as Buyer deems reasonably appropriate.

                  8.1 Phase I. Buyer may obtain, at Buyer's sole cost and expense, a Phase I environmental audit of the Property certified to Buyer. If, following receipt and review of the Phase I, Buyer reasonably believes a Phase II environmental audit is necessary, Buyer shall obtain Seller's approval before proceeding with such Phase II, which approval shall not be unreasonably withheld by Seller. If Seller does refuse to approve a Phase II environmental audit, then Buyer may elect to terminate this Agreement by written notice to Seller, in which event (a) the Earnest Money and all accrued interest shall be returned to Buyer, (b) neither party shall be obligated to the other pursuant to this Agreement, and (c) this Agreement shall be null and void.

                  8.2 Indemnification. Buyer hereby agrees to indemnify and hold Seller harmless from any and all liabilities of whatever nature arising out of Buyer's presence on the Property prior to the Closing Date. Notwithstanding the foregoing, the provisions of this paragraph shall not apply to any condition discovered by Buyer in the course of Buyer's due diligence.

                  8.3 Copies of Reports. Buyer shall provide Seller with a copy of any written test result or report regarding the Property, including without limitation the Phase I and any Phase II, within ten (10) days of Buyer's receipt of the same.

         9. Seller's Representations and Warranties. To induce Buyer to (a) enter into this Agreement, (b) purchase the Property and (c) consummate the transaction contemplated by this Agreement, Seller hereby warrants and represents to Buyer, as follows:

                  9.1 Title. Seller will have marketable and insurable record title to the Property as of Closing, subject only to the Permitted Encumbrances.

                  9.2 Condemnation. Seller has not received any notice of any pending action to take by eminent domain or by deed in lieu thereof all or any portion of the Property.

                  9.3 Assessments. Seller shall be solely responsible for and shall pay on the Date of Closing any deferred tax or assessment.

                  9.4 Foreign Person. Seller is not a "foreign person" as contemplated by Section 1445 of the Internal Revenue Code. At the Closing Seller will deliver to Buyer a certificate so stating, in a form complying with the Federal tax law.

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                  9.5 Authority. Seller has the full right, power and authority to enter into this Agreement and to carry out the terms and provisions hereof including, but not limited to, compliance with all appropriate procedures to authorize the execution and delivery of this Agreement.

                  9.6 Hazardous Substances. To the actual knowledge of Seller's officers and directors, without any inquiry or investigation whatsoever, and except as specifically set forth in this Section 9.6, the Property has not been unlawfully used for storage or disposal of, nor does it contain (beyond lawful limits), any hazardous substance or high concentrations of pollutants or contaminants, including but not limited to, petroleum or gas products and those defined in 42 USC ss. 6903 or ss. 6921, nor has the Property been used for the dumping of trash or other waste products. To the actual knowledge of Seller's officers and directors, without any inquiry or investigation whatsoever, and except as specifically set forth in this Section 9.6, any asbestos or other health endangering elements or chemicals are either absent from the Property or are properly encapsulated and do not present any health risk. Notwithstanding the foregoing, Seller hereby specifically inform Buyer that (a) a previous spill of hazardous material occurred on the Property, the results of which spill have been removed from the Property as required by law such that the spill is no longer monitored by or the subject of any ongoing reporting or open files maintained by any governmental entity responsible for the same, including without limitation the Minnesota Pollution Control Agency; and (b) low levels of asbestos exist in certain floor tiles in the Building, which do not present any health risk so long as the floor tiles remain in their current location and condition.

                  9.7 Unrecorded Interests. To the actual knowledge of Seller's officers and directors, without any inquiry or investigation whatsoever, no unrecorded condition, restriction, obligation or agreement shall exist which shall materially and adversely affect the Property or Buyer's ability to use the Property for its proposed use.

                  9.8 Flood Zone. To the actual knowledge of Seller's officers and directors, without any inquiry or investigation whatsoever, no portion of the Property is located within an area designated as "flood plain" or "flood prone area" under any statute, regulation or ordinance. To the actual knowledge of Seller's officers and directors, without any inquiry or investigation whatsoever, the Property is free from any use or occupancy restrictions, except those imposed by zoning laws and regulations, and no part is dedicated or has been used as a cemetery or burial ground.

                  9.9 Access. There exists access to the Property from a public street and, to the actual knowledge of Seller's officers and directors, without any inquiry or investigation whatsoever, no fact or condition exists which would result in the termination of the current access to the Property from any presently existing streets and roads adjoining or situated on the Property or to any existing sewer or other utility facilities servicing, adjoining or situated on the Property.

                  9.10 Litigation. There is no litigation at law or in equity, and no pending proceedings of any administrative or regulatory authority pending against the Seller or affecting the Property which would have a

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         material adverse effect on the Property or the transaction contemplated by this Agreement.

For a period of twelve (12) months following Closing, Seller agrees to indemnify and hold Buyer harmless from all claims, expenses and liabilities (including reasonable attorneys' fees) incurred by Buyer as a result of Seller's breach of any of the foregoing warranties. Any claim not made within said 12-month period is deemed waived and Buyer may make no claim against Seller pursuant to the warranties and representations contained in this Section 9 after the expiration of said 12-month period.

         10. AS IS Condition. Buyer hereby acknowledges that Seller is selling the Property AS IS. Buyer will have the opportunity to inspect the Property and become acquainted with the condition of the Property. Buyer agrees that in entering into this Purchase Agreement, Buyer has not relied upon any statements or representations, oral or written, made by Seller (except as specifically set forth in Section 9 of this Purchase Agreement) or anyone acting on Seller's behalf. Except as specifically set forth in Section 9 of this Purchase Agreement, Buyer is relying entirely upon its own investigation, inspection and review in making this purchase. Buyer hereby waives any and all claims against Seller for misrepresentation or breach of warranty, except any warranty of title.

         11. Risk of Loss. Between the date of this Agreement and the Closing Date, the risk of ownership and loss of the Property shall belong solely to Seller. If, prior to Closing, all or any portion of the Property is condemned, taken by eminent domain, damaged by fire or by any other cause of any nature, Seller shall, to the extent Seller receives knowledge of the same, immediately give Buyer notice of such condemnation, taking or damage. After receipt of notice of such condemnation, taking or damage (from Seller or otherwise), Buyer shall have the option either (a) to require Seller to (i) convey the Property at Closing to Buyer in its damaged condition, upon and subject to all of the other terms and conditions of this Agreement without reduction of the Purchase Price,
(ii) assign to Buyer all of Seller's right, title and interest in and to any claims Seller may have to insurance proceeds, condemnation awards and/or any causes of action with respect to such condemnation or taking of or damage to the Property, and (iii) pay to Buyer by certified or official bank check all payments made prior to Closing under such insurance policies or by such condemning authorities or (b) to terminate this Agreement by giving notice of such termination to Seller, whereupon this Agreement shall be terminated, all sums paid by Buyer to Seller shall be refunded to Buyer and thereafter neither party shall have any further obligations or liabilities to the other. The right to terminate this Agreement shall be exercised within sixty (60) days of the date of notice of the event giving rise to such notice and if not exercised by Buyer within said time period such right shall be deemed to have been waived.

         12. Brokers. Buyer represents and warrants to Seller and Seller represents and warrants to Buyer that each dealt with no broker, agent, finder or other intermediary in connection with the sale and purchase other than Benchmark Commercial Real Estate Group, Inc., for whose commission Buyer shall be solely responsible if and when a Closing takes place. In the event any third party institutes a legal action in an effort to recover such fees, the parties jointly shall defend such action. If a judgment is obtained against the parties jointly, the party responsible for breach of this warranty shall reimburse the other for the latter's attorneys' fees, court costs and share of judgment. Seller agrees to indemnify and hold Buyer harmless from

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and against any loss, cost, charge and expense, including attorneys' fees, resulting from any claim for such fee or commission.

         13. Notices. Any notices, elections, payment or demand, permitted or required to be given or made pursuant to this Agreement shall be delivered personally or mailed by United States certified or registered mail, with return receipt requested, to the parties, as follows:

         If to Seller:     Research, Incorporated
                           6425 Flying Cloud Drive (55344)
                           P.O. Box 24064
                           Eden Prairie, MN 55424
                           Attn: Claude C. Johnson, President

         With a copy to:   Debra K. Page
                           Lindquist & Vennum P.L.L.P.
                           4200 IDS Center
                           Minneapolis, MN 55402

         If to Buyer:      Continental Property Group, Inc.
                           253 East Lake Street
                           Wayzata, Minnesota  55391
                           Attn: Bradley A. Hoyt

         14. Binding Agreement. All previous negotiations and understandings between Seller and Buyer or their respective agents and employees with respect to the transaction set forth herein are merged in this Agreement which alone fully and completely expresses the parties' rights, duties and obligations. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, it being understood and agreed that the warranties, representations and/or indemnities made and expressed herein shall survive the closing of this transaction and shall not be merged therein.

         15. Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of Minnesota and for all purposes shall be governed and construed in accordance with the laws of said State.

         16. Public Release. Seller and Buyer agree that upon the execution of this Agreement by both parties, a general public release will be made regarding the purchase and sale of the Property, in a form which is mutually agreed to by both Seller and Buyer.

         IN AGREEMENT, the parties have executed this Purchase Agreement as of the day and year first above written.


SELLER:                                BUYER:

RESEARCH, INCORPORATED                 CONTINENTAL PROPERTY GROUP, INC.


By /s/ Claude C. Johnson               By /s/ Bradley A. Hoyt
   ---------------------                  -------------------
  Its President                          Its President

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EXHIBIT A

Legal Description of the Land


                  Lot 1, Block 1, Research Addition, according to the plat thereof, Hennepin County, Minnesota.

EXHIBIT B

Depiction of the Property

EXHIBIT C

Permitted Encumbrances

1. Limitation of access onto State Highway No. 169 formerly known as County State Aid Highway No. 18 conveyed to the County of Hennepin as contained in Warranty Deed dated August 3, 1967, filed September 14, 1967, as Document Number 887361, Office of Registrar of Titles.

2. Highway and snow-fence easements conveyed to the State of Minnesota as contained in Highway Easement dated September 26, 1925. filed October 16, 1925, in Book 1052 of Deeds on Page 535, as Document Number 1311469, and Highway Easement dated June 9, 1926, filed July 9, 1926, in Book 1117 of Deeds on page 276, as Document Number 1362312, and Highway Easement dated June 14, 1926, filed November 22, 1926, in Book 1126 of Deeds on page 7 as Document Number 1388841, all in the Office of County Recorder.

3. Highway easement conveyed to the County of Hennepin and terms and conditions contained in Highway Easement dated April 5, 1968, filed July 18, 1968, as Document Number 915029, Office of Registrar of Titles.

4. Sanitary sewer main easement conveyed to the Village of Eden Prairie (now City of Eden Prairie) as contained in Quit Claim Deed dated February 12, 1968, filed July 18, 1968, as Document Number 915028, Office of Registrar of Titles.

5.       Right of way of Flying Cloud Drive as shown by available maps.

6. Ordinance No. 6 by the Town of Eden Prairie regarding the regulation of subdivisions was filed August 26, 1957, in Book 785 of Misc. Records, on page 354, as Document Number 3080507, Office of County Recorder, and appears as a recital on the certificate of title.

7. Drainage Easement by and between Research, Incorporated, a Minnesota corporation, and Starkey Laboratories, Inc., a Minnesota corporation, dated October 4, 1996, filed _______________, as Document Number
         ______________.

8. Storm sewer easement in favor of the City of Eden Prairie dated October 4, 1996, filed _______________, as Document Number _____________.

9.       The Seller Lease.

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10.      Drainage and utility easements as shown on the plat of Research
         Addition.

11.      Building and zoning laws, ordinance, state and federal regulations.


EXHIBIT D

Form of Seller Lease